As filed with the Securities and Exchange Commission on May 26, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________

INVESTORS CAPITAL HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3284631 (I.R.S. Employer Identification Number)
_________________________

230 Broadway

Lynnfield, MA 01940

(781) 593-8565

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________

Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan

(Full title of the Plan)

_________________________

 Douglas C. Leonard

Corporate Counsel

230 Broadway

Lynnfield, MA 01940

(781) 581-4636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies to:

Troy M. Calkins

Drinker Biddle & Reath LLP

191 North Wacker Drive, Suite 3700

Chicago, IL  60606-1698

(312) 569-1150

_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer		Accelerated filer	

Non-accelerated filer		Smaller reporting company	x
(Do not check if a smaller reporting company)

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	150,000(3)	$5.115	$767,250	$89.08

(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may be issued pursuant to stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of securities to be offered or sold pursuant to the profit sharing plan described herein.

(2)           Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices for the registrant’s common stock as reported by NYSE-Amex (“the American Stock Exchange”) on May 23, 2011, which date was within five business days of the date of this filing.

(3)           Represents the maximum number of Common Stock, par value $0.01 per share, issuable pursuant to the Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan being registered hereon.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                    The information specified by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

                Investors Capital Holdings, Ltd. (the “Company” or the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

                (a)           our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 filed with the SEC on May 20, 2011;

                (b)           the Annual Report on Form 11-K of Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan for the year ended December 31, 2009, filed with the SEC on June 28, 2010;

                (c)           the description of our common stock contained in Amendment No. 4 to our Registration Statement on Form SB-2, filed with the SEC on February 6, 2001, and all amendments or reports filed with the SEC for the purpose of updating such description; and

                (d)           all other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2011.

                All reports and other documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such reports or other documents.

                Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modified or superseded such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

                Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

                Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Our Bylaws provide generally for indemnification of our officers and directors to the extent authorized by the General Corporation Law of the State of Delaware.  Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.  As permitted by Section 102 of the Delaware General Corporation Law, our stockholders have approved and incorporated provisions into our Certificate of Incorporation eliminating a director’s personal liability for monetary damages to us and our stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The above discussion of our Bylaws and Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by our Bylaws, Certificate of Incorporation, indemnification agreements and statute.

The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable director or officer to repay all amounts so advanced if it is determined ultimately that the applicable director or officer is not entitled to indemnification under our Bylaws.

Currently, our Company maintains directors’ and officers’ liability insurance for its directors and officers.

Item 7.  Exemption from Registration Claimed.

                Not Applicable.

Item 8.  Exhibits.

Exhibit

No.          Description                                                                                                                                            Location

4.1           Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan. . . . . . . . . . . . . . . . . . . . . . . . . . .  (1)(Exh. 4.1)

5.1           Opinion of Douglas C. Leonard . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (2)(Exh. 5.1)

23.1              Consent of Marcum LLP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (2)(Exh. 23.1)

23.2              Consent of Moody, Famiglietti & Andronico, LLP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (2)(Exh. 23.3)

23.3              Consent of Douglas C. Leonard (included in Exhibit 5.1)

24.1         Power of Attorney (included on the Signature Page of this Registration Statement)

(1)  Incorporated by reference to the indicated exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-173120) filed March 28, 2011.

(2) Filed herewith

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                                (iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lynnfield, Commonwealth of Massachusetts, on May 26, 2011.

INVESTORS CAPITAL HOLDINGS, LTD.

By:	/s/ Timothy B. Murphy
Timothy B. Murphy
President and Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Timothy B. Murphy and Kathleen L. Donnelly, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the SEC, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Securities Act and any rules or regulations promulgated thereunder, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue of the power of attorney granted hereby.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Theodore E. Charles	Chairman of the Board and Director	May 26, 2011
Theodore E. Charles

/s/ Timothy B. Murphy	Principal Executive Officer and Director	May 26, 2011
Timothy B. Murphy

/s/ Kathleen L. Donnelly	Principal Financial and Accounting Officer	May 26, 2011
Kathleen L. Donnelly

/s/ William J. Atherton	Director	May 26, 2011
William J. Atherton

/s/ Geoffrey Chalmers	Director	May 26, 2011
Geoffrey Chalmers

/s/ Robert T. Martin	Director	May 26, 2011
Robert T. Martin

/s/ Arthur J. Stickney	Director	May 26, 2011
Arthur J. Stickney

Pursuant to the requirements of the Securities Act, Investors Capital Holdings, Ltd., which administers the Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lynnfield, Commonwealth of Massachusetts, on May 26, 2011.

INVESTORS CAPITAL HOLDINGS, LTD. 401(k) PROFIT SHARING PLAN

By:	/s/ Terry Erickson
Terry Erickson, Plan Administrator

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Douglas C. Leonard

23.1	Consent of Marcum LLP

23.2	Consent of Moody, Famiglietti & Andronico, LLP

23.3	Consent of Douglas C. Leonard (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page of this Registration Statement).

Exhibit 5.1

OPINION OF Douglas C. Leonard

May 26, 2011

Investors Capital Holdings, Ltd.

230 Broadway

Lynnfield, MA 01940101

Ladies and Gentlemen:

I have acted as counsel to Investors Capital Holdings, Ltd., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to up to 150,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which Shares may be issued and sold by the Company pursuant to the Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan (the “Plan”).

For purposes of this opinion, I have examined and relied upon such records, documents, certificates, and other instruments as I have deemed necessary or advisable for the purposes of the opinion expressed herein.  I have not independently verified any factual matter relating to this opinion. In making my examination, I have assumed that all signatures on documents examined by me are genuine, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as certified, conformed or photostatic copies.

I express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial interpretations of the foregoing), and I express no opinion on the “blue sky” or securities law of any jurisdiction other than the federal law of the United States of America.

Based on the foregoing and consideration of such questions of law as I have deemed relevant, in my opinion the Shares registered herein have been duly authorized and, when offered or sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable by the Company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.    In giving this consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.   This opinion letter speaks of the date hereof and I assume no obligation to update this opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Douglas C. Leonard

Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Investors Capital Holdings, Ltd. on Form S-8 of our report dated May 19, 2011, with respect to our audits of the consolidated financial statements of Investors Capital Holdings, Ltd. as of March 31, 2011 and 2010 and for the years then ended appearing in the Annual Report on Form 10-K of Investors Capital Holdings, Ltd. for the year ended March 31, 2011.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

May 26, 2011

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Investors Capital Holdings, Ltd. of our report dated June 28, 2010 with respect to the statements of net assets available for benefits of the Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan as of December 31, 2009 and 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2009, and the related supplemental schedules as of December 31, 2009, which report appears in the Annual Report on Form 11-K of Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan for the year ended December 31, 2009.

/s/Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP
Tewksbury, Massachusetts
May 24, 2011